Filed pursuant to Rule 433
Registration Statement No. 333-231751
Dated June 4, 2021
The Toronto-Dominion Bank Barrier Participation Notes Linked to the S&P 500® Value Index Due on or about June 30, 2026

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The S&P 500® Value Index (Bloomberg Ticker: SVX)
Term:	Approximately 5 years
Principal Amount:	$1,000 per Note
Pricing date:	June 25, 2021
Issue Date:	June 30, 2021
Valuation Date:	June 25, 2026*
Maturity Date:	June 30, 2026*
Initial Level:	The Closing Level of the Reference Asset on the Pricing Date (to be determined on the Pricing Date).
Barrier Level:	65.00% of the Initial Level (to be determined on the Pricing Date).
Final Level:	The Closing Level of the Reference Asset on the Valuation Date
Participation Rate:
At least 67% (to be determined on the Pricing Date). Because the Participation Rate is less than 100%, if the Reference Asset appreciates, your return on the Notes will be less than the Percentage Change.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Underwriting Discount:	$27.50 (2.75%) per Note**
CUSIP / ISIN:	89114TKV3 / US89114TKV34
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/0000947263/000114036121019831/brhc10025449_424b2.htm
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.
Investment Description
Payment at Maturity
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
•	If the Final Level is greater than the Initial Level:
Principal Amount + (Principal Amount x Percentage Change x Participation Rate)
In this scenario, you will participate in any positive Percentage Change at a reduced rate, equal to the Participation Rate, which is less than 100%. Accordingly, your return on the Notes in this scenario would be less than the appreciation of the Reference Asset from the Initial Level to the Final Level.
•	If the Final Level is equal to or less than the Initial Level and greater than or equal to the Barrier Level:
Principal Amount of $1,000
•	If the Final Level is less than the Barrier Level:
Principal Amount + (Principal Amount x Percentage Change)
In this scenario, you will suffer a percentage loss on your initial investment that is equal to the Percentage Change. Specifically, you will lose 1% of the Principal Amount for each 1% that the Final Level is less than the Initial Level, and may lose your entire Principal Amount.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.
Any payments on the Notes are subject to our credit risk.

TD Securities (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations

•
Principal at Risk. The Notes do not guarantee the return of the Principal Amount and you may lose up to your entire investment in the Notes. Specifically, if the Final Level is less than the Barrier Level, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose your entire Principal Amount.

•	The Notes Do Not Pay Interest and Your Return on the Notes May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•
The Notes Provide Reduced Participation in Any Appreciation of the Reference Asset Over the Term of the Notes, So if the Percentage Change is Positive, Your Return on the Notes Will Be Less Than The Return On A Hypothetical Direct Investment In The Reference Asset.

•	The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other than on the Valuation Date.
•	There Are Market Risks Associated with the Reference Asset.
•	There is No Assurance that the Investment Strategy Implicit in the Reference Asset Will Be Successful and There Are Risks Associated with Value Companies.
•	The Reference Asset Reflects Price Return, not Total Return.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information

We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product prospectus supplement and prospectus in the registration statement (File No. 333-231751) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.